Exhibit 3.28

COMMON WEALTH OF PENNSYLVANIA

DEPARTMENT OF STATE

November 29, 2006

TO ALL WHOM THESE PRESENTS SHALL COME, GREETING

ZURN INDUSTRIES, INC.

I Pedro A. Cortés, Secretary of the Commonwealth of Pennsylvania do hereby certify that the foregoing and annexed is a true and correct photocopy of Articles of Amendment restating the Articles of Incorporation in their entirety and all subsequent Amendments which appear of record in this department

[Seal appears here]	IN TESTIMONY WHEREOF, I have hereunto set my hand and caused the Seal of the Secretary’s Office to be affixed, the day and year above written.

/s/ Pedro A. Cortés
Secretary of the Commonwealth

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